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                                                                    EXHIBIT 8.1


                         [DAVIS WRIGHT TREMAINE LETTERHEAD]



June    , 2000

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA  98033

Re:  $200,000,000 11% Senior Notes Due 2010--Exchange Offer

Ladies and Gentlemen:

We have acted as special tax counsel to Nextel Partners, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-_____) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $200,000,000 aggregate principal amount at maturity of the Company's 11% Senior Notes due 2010 (the "Old Notes"), of $200,000,000 aggregate principal amount at maturity of the Company's 11% Senior Notes due 2010 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated March 10, 2000 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

In preparing this opinion letter, we have examined a copy of the provisions of the prospectus (the "Prospectus") forming a part of the Registration Statement that we have deemed material to our opinion. We have in addition examined the originals or copies of such documents, certificates

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Nextel Partners, Inc.
June   , 2000
Page 2

and records as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records. We have also assumed, with your consent, that the Old Notes were not issued with "original issue discount" within the meaning of the Internal Revenue Code (the "Code"), and that the Old Notes are held by their initial holders (other than any underwriter).

The law covered by the opinions expressed herein is limited to the federal tax law of the United States. We express no opinion with respect to the laws, regulations or ordinances of any state, county, municipality or other local governmental agency.

Based upon, and subject to the foregoing, we are of the opinion that:

     (i) The exchange of Old Notes for New Notes (the "Exchange") will not be a taxable event for federal income tax purposes, and will, therefore, have no material federal income tax consequences; and

     (ii) The statements set forth in the Prospectus under the caption "Material United States Income Tax Considerations," insofar as they purport to describe the material provisions of the laws referred to therein, are an accurate and fair general discussion of such provisions.

The opinions in this letter are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service ("I.R.S."), private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Prospectus, documents, certificates and records examined by us. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinion is based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Exchange, and this opinion letter is not binding on the I.R.S. or any court.

This opinion letter is delivered without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion in this opinion letter.

This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any other purpose whatsoever without, in each instance, our prior written consent.

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Nextel Partners, Inc.
June   , 2000
Page 3

We acknowledge that we are referred to in the Prospectus under the headings "The Exchange Offer," "Material United States Federal Income Tax Considerations" and "Legal Matters," and without admitting that our consent is required under Section 7 of the Securities Act of 1933, as amended, we consent to that use of our name and to the filing of this opinion letter as
Exhibit 8.1 to the Registration Statement.

Very truly yours,

Davis Wright Tremaine LLP